Exhibit 1.1

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Security Code: 3222

May 27, 2024

To Shareholders with Voting Rights

Motohiro Fujita President and Representative Director United Super Markets Holdings Inc. 1 Kanda Aioi-cho, Chiyoda-ku, Tokyo

Results of Exercise of Voting Rights

at the 9th Ordinary General Meeting of Shareholders

United Super Markets Holdings Inc.(hereinafter “the Company”) announces the results of the exercise of voting rights the 9th Annual General Meeting of Shareholders held(hereinafter “the Meeting”) on May 24, 2024.

1.	Date and Time: Friday, May 24, 2024 at 10:00 a.m. Japan time

2.	Place:	Banquet Room “Hisho” (4th floor)
Asakusa View Hotel
3-17-1 Nishiasakusa, Taito-ku, Tokyo, Japan

3.	Proposals to be resolved:	Proposal 1:	Election of Six (6) Directors
		Proposal 2:	Election of One (1) Corporate Auditor
		Proposal 3:	Approval of Share Exchange Agreement Between the Company and Inageya

4.	Status of voting rights

The number of shareholders with voting rights: 116,563

Total number of the voting shares: 1,282,043

5.	The number of votes expressing the intention to approve, disapprove or abstain regarding the items to be resolved, the requirements for the approval of the applicable items to be resolved and the results of the applicable resolutions

Items to be resolved	Approval (votes)	Disapproval (votes)	Abstention (votes)	Requirements for adoption	Resolution results and approval (disapproval) rate (％)
Proposal 1 Election of Six (6) Directors				(Note 1)

Motohiro Fujita	924,848	87,465			Approved	91.36

Masaharu Homma	960,690	51,628			Approved	94.90

Motoya Okada	968,735	43,583			Approved	95.69

Shigekazu Torikai	968,698	43,620			Approved	95.69

Naoko Makino	969,287	43,031			Approved	95.75

Shinobu Okamoto	982,436	29,882			Approved	97.05
Proposal 2 Election of One (1) Corporate Auditor				(Note 1)

Satoshi Mitsui	998,238	14,134	2		Approved	98.60
Proposal 3 Approval of Share Exchange Agreement Between the Company and Inageya Co., Ltd.	1,009,019	3,353	2	(Note 2)	Approved	99.67

Note 1:	Proposal 1 and Proposal 2 require the attendance of shareholders who hold one-third or more of the voting rights of shareholders who are able to exercise their voting rights, and the approval of a majority of the voting rights of those shareholders present.

Note 2:	Proposal 3 requires the attendance of shareholders who hold one-third or more of the voting rights of shareholders who are able to exercise their voting rights, and the approval of two-thirds or more of the voting rights of those shareholders present.

*	The numbers of Approval, Disapproval and Abstention in the table above were aggregated number of voting rights exercised prior to the Meeting by using the voting rights exercise form or via the internet and so on and the number of voting rights of the shareholders present at the Meeting, whose intention of approval or disapproval could be confirmed.

6.	Reason why some voting rights of shareholders who attended the shareholders’ meeting were not added to the number of voting rights

The aggregated number of voting rights exercised prior to the Meeting using the voting rights exercise form or via the internet and so on and the number of voting the shareholders present at the Meeting whose intention of approval or disapproval was confirmed, were sufficient to meet the requirements to approve each proposal in accordance with the Japanese Companies Act. Accordingly, the number of voting rights among the shareholders present on the day of the general meeting whose intention of approval, disapproval, or abstention could not been confirmed were not included.